McGrath, North, Mullin & Kratz, P.C. Exhibit 5.1
                        Suite 1400 One Central Park Plaza
                           222 South Fifteenth Street
                              Omaha, Nebraska 68102
                                 (402) 341-3070


                                  June 25, 1998

ConAgra, Inc.
Corporate Headquarters
One ConAgra Drive
Omaha, Nebraska  68102-5001

Ladies and Gentlemen:

         We have acted as counsel for ConAgra, Inc., a Delaware corporation ("ConAgra"), in connection with the proposed merger of a wholly-owned subsidiary of ConAgra with and into GoodMark Foods, Inc., a North Carolina corporation ("GoodMark") with GoodMark being the surviving corporation and a wholly-owned subsidiary of ConAgra (the "Merger"), pursuant to an Agreement and Plan of Merger dated June 17, 1998 among ConAgra, GoodMark and the ConAgra subsidiary (the "Merger Agreement").

         We have examined such corporate records and other documents, including the registration statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to shares of ConAgra common stock, par value $5.00 per share (the "Common Stock") to be issued by ConAgra in connection with the Merger and have reviewed such matters of law as we have deemed necessary for this opinion.

         Based upon the foregoing, we are of the opinion that under the laws of the State of Delaware, pursuant to which ConAgra is incorporated, upon the issuance of the shares of Common Stock in accordance with the terms of the Merger Agreement after the Registration Statement becomes effective, such shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                              Yours very truly,

                                              McGRATH, NORTH, MULLIN &
                                              KRATZ, P.C.



                                           By: /s/ David L. Hefflinger
                                              For the Firm